Exhibit 16.1

March 10, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re:	UAS Drone Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated March 10, 2020, of UAS Drone Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/ D. Brooks and Associates CPA’s, P.A.
D. Brooks and Associates CPA’s, P.A.
Palm Beach Gardens, Florida
March 10, 2020